Exhibit 99.3

United Online Declares Quarterly Dividend of $0.20 Per Share

WOODLAND HILLS, Calif., April 30, 2008 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet and media services, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.20 per share.  The dividend is payable on May 30, 2008 to shareholders of record on May 14, 2008.  This marks the thirteenth consecutive quarter that United Online will have paid a $0.20 per share cash dividend to its shareholders.

As announced in a separate press release today, United Online and FTD Group, Inc. have entered into a definitive merger agreement providing for the acquisition of FTD Group, Inc. by United Online, Inc.  Following the closing of the transaction, United Online expects to decrease its regular quarterly cash dividend from $0.20 per share to $0.10 per share.  The payment of future dividends is discretionary and will be subject to determination by the Board of Directors each quarter following its review of the company’s financial performance and other factors.

About United Online

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer Internet and media services.  The company’s services include online social networking (Classmates), online loyalty marketing (MyPoints), Internet access (NetZero, Juno) and email.  United Online is headquartered in Woodland Hills, CA, with offices in: New York, NY; Fort Lee, NJ; Renton, WA; San Francisco, CA; Schaumburg, IL; Erlangen, Germany; and Hyderabad, India.  For more information about United Online, please visit www.unitedonline.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Any future determination as to payment of dividends will depend upon the financial condition, results of operations and cash flows of the company and such other factors as are deemed relevant by the Board of Directors.  For example, a change in the company’s business needs including working capital and funding for acquisitions, or a change in tax laws relating to dividends, could cause the Board of Directors to decide to cease the payment of or reduce the dividend in the future.  Information about potential factors that could affect the company’s business, financial condition, results of operations, and cash flows is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

CONTACT:	Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com

Media Inquiries:
Scott Matulis
818-287-3388
pr@untd.com